EXHIBIT 99.1

Northern Technologies International Corporation Reports Financial Results for First Quarter Fiscal 2020

MINNEAPOLIS, Jan. 07, 2020 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ: NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today reported its financial results for the first quarter of fiscal 2020.

First quarter fiscal 2020 financial and operating highlights include (with growth rates compared to first quarter of fiscal 2019):

  Consolidated net sales increased 3.8% to a first quarter record of $14,631,000
  ZERUST® product net sales decreased 1.1% to $9,950,000
  ZERUST® oil and gas net sales decreased 47.2% to $521,000
  NTIC China product net sales increased 21.9% to $3,862,000
  Natur-Tec® product net sales increased 16.2% to $4,682,000
  Joint venture operating income decreased 22.7% to $2,652,000
  Net income attributable to NTIC decreased 19.0% to $1,213,000
  Net income per diluted share attributable to NTIC decreased 18.8% to $0.13

“Consolidated net sales set a new first quarter record, despite continued challenges for our ZERUST® industrial products across our global joint venture network,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC. “Over the past three months, demand appears to have stabilized in both North America and China, allowing ZERUST® industrial net sales to increase 9.0% and 18.0% in North America and China, respectively, compared to fiscal 2019 fourth quarter.  In addition, we continued to benefit from year-over-year sales growth for Natur-Tec.  The timing of several ZERUST® oil & gas projects impacted first quarter performance.  However, based on expected shipments and installations for the second quarter, we believe we will see a year-over-year increase in ZERUST® oil & gas net sales for both the second quarter and first half of fiscal 2020.”

NTIC’s consolidated net sales increased 3.8% to $14,631,000 during the three months ended November 30, 2019, compared to $14,094,000 for the three months ended November 30, 2018.  The increase in consolidated net sales was primarily a result of higher ZERUST® industrial sales and sales of Natur-Tec® products.

The following table sets forth NTIC’s net sales by product category for the three months ended November 30, 2019 and 2018, by segment:

	Three Months Ended
	November 30, 2019	% of Net Sales	November 30, 2018	% of Net Sales	% Change
ZERUST® industrial net sales	$8,843,052	60.4%	$8,595,814	61.0%	2.9%
ZERUST® joint venture net sales	585,616	4.0%	483,187	3.4%	21.2%
ZERUST® oil & gas net sales	520,843	3.6%	986,173	7.0%	(47.2)%
Total ZERUST® net sales	$9,949,511	68.0%	$10,065,174	71.4%	(1.1)%
Total Natur-Tec® net sales	4,681,889	32.0%	4,028,878	28.6%	16.2%
Total net sales	$14,631,400	100.0%	$14,094,052	100.0%	3.8%

NTIC’s joint venture operating income decreased 22.7% to $2,652,000 during the three months ended November 30, 2019, compared to joint venture operating income of $3,433,000 during the three months ended November 30, 2018.  The decrease was attributable to the corresponding decrease in total sales of the joint ventures, as fees for services provided to joint ventures are a function of the net sales of NTIC’s joint ventures, which were $25,460,000 during the three months ended November 30, 2019, compared to $30,480,000 for the three months ended November 30, 2018.

Operating expenses, as a percent of net sales, for the first quarter of fiscal 2020 were 40.3%, compared to 43.8% for the same period last fiscal year.  This reduction was primarily a result of lower general and administrative expenses, combined with operating leverage on increased net sales.

The company reported net income attributable to NTIC for the first quarter of fiscal 2020 of $1,213,000, or $0.13 per diluted share, compared to net income attributable to NTIC of $1,497,000, or $0.16 per diluted share, for the same period last fiscal year.

NTIC’s balance sheet remains strong, with no debt, and working capital of $25,253,000 at November 30, 2019, including $4,107,000 in cash and cash equivalents and $2,987,000 in available for sale securities, compared to $25,461,000 at August 31, 2019, including $5,857,000 in cash and cash equivalents and $3,565,000 in available for sale securities.

At November 30, 2019, the company had $25,403,000 of investments in joint ventures, of which over $14,200,000 or 56% is cash, with the remaining balance mostly made up of other working capital.

Mr. Lynch added, “Customer demand remained soft at many of our global joint ventures, and this had a material impact on first quarter profitability. Based on current market feedback, we believe global ZERUST® industrial sales will remain challenging during the second quarter.  Despite the effect of lower joint venture operating income, we believe we are still well positioned to increase profitability overall this fiscal year as a result of continued growth at NTIC China and Natur-Tec, as well as improving demand for ZERUST® oil & gas products and services.”

Outlook

For the fiscal year ending August 31, 2020, NTIC continues to expect net sales to be in the range of $62 million and $66 million.  The company also continues to anticipate net income attributable to NTIC to be in the range of $5.6 million to $7.5 million, or $0.60 and $0.80 per diluted share.

These estimates are subject to significant risks and uncertainties, including those described below under the heading “Forward-Looking Statements.”

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the first quarter of 2020 and its outlook, followed by a question and answer session.  The conference call will be available to interested parties through a live audio webcast available through NTIC’s website at www.ntic.com or https://ntic.gcs-web.com/events-presentations where the webcast will be archived and accessible for at least 12 months.  The dial-in number for the conference call is (877) 670-9776 and the confirmation code is 8647749.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary, environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents.  NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets for over 40 years and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this release that are not historical information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding its financial guidance for fiscal 2020, its belief that ZERUST® oil & gas sales will increase for the second quarter and first half of fiscal 2020 compared to the prior fiscal year periods and anticipated continued growth at NTIC China and Natur-Tec, as well as improving demand for ZERUST® oil & gas products and services, and other statements that can be identified by words such as “believes,” “continues,” “expects,” “anticipates,” “intends,” “potential,” “outlook,” “will,” “may,” “would,” “should,” “guidance” or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the ability of NTIC to achieve its annual financial guidance and continue to pay dividends; the effect of economic uncertainty and trade disputes; NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; NTIC’s dependence on its joint venture in Germany in particular due to its significance and the effect of a termination of this or its other joint ventures on NTIC’s business and operating results; the ability of NTIC China to achieve significant sales; costs and expenses incurred by NTIC in connection with its ongoing litigation against its former Chinese joint venture partner; the effect of the United Kingdom’s proposed exit from the European Union, economic slowdown and political unrest; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates and tariffs, including in particular the Euro compared to the U.S. dollar; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; timing of NTIC’s receipt of purchase orders under supply contracts; variability in sales to customers in the oil and gas industry and the effect on NTIC’s quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including the new tax reform law, which could result in a write-down of our deferred tax assets, and rules relating to environmental, health and safety matters; pending and potential litigation; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended August 31, 2019 and subsequent quarterly report on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF NOVEMBER 30, 2019 (UNAUDITED) AND AUGUST 31, 2019 (AUDITED)

	November 30, 2019	August 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,106,796	$5,856,758
Available for sale securities	2,987,095	3,565,258
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts
of $65,000 as of November 30, 2019 and August 31, 2019	10,360,766	9,779,518
Trade joint ventures	641,675	824,473
Fees for services provided to joint ventures	1,365,864	1,268,000
Income taxes	68,085	457,018
Inventories	11,259,449	10,488,728
Prepaid expenses	1,170,026	1,062,609
Total current assets	31,959,756	33,302,362

PROPERTY AND EQUIPMENT, NET	7,346,478	7,358,159
OPERATING LEASE RIGHT OF USE ASSET	598,784	-
OTHER ASSETS:
Investments in joint ventures	25,402,933	24,207,339
Deferred income taxes	1,646,900	1,634,258
Patents and trademarks, net	972,514	1,008,969
Total other assets	28,022,347	26,850,566
Total assets	$67,927,365	$67,511,087

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,118,636	$4,505,531
Income taxes payable	60,307	6,759
Accrued liabilities:
Payroll and related benefits	1,130,175	1,857,971
Other	1,101,408	1,471,532
Current portion of operating lease	295,856	—
Total current liabilities	6,706,382	7,841,793

LONG-TERM LIABILITIES:
Operating lease, less current portion	302,928	—
COMMITMENTS AND CONTINGENCIES
EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 15,000,000
shares as of November 30, 2019 and August 31, 2019; issued and outstanding 9,097,236 and 9,086,816, respectively	181,945	181,736
Additional paid-in capital	16,367,555	16,013,338
Retained earnings	45,614,390	44,992,719
Accumulated other comprehensive loss	(4,490,364)	(4,593,178)
Stockholders’ equity	57,673,526	56,594,615
Non-controlling interests	3,244,529	3,074,679
Total equity	60,918,055	59,669,294
Total liabilities and equity	$67,927,365	$67,511,087

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED NOVEMBER 30, 2019 AND 2018

	Three Months Ended
	November 30, 2019	November 30, 2018
NET SALES:
Net sales, excluding joint ventures	$14,045,784	$13,610,865
Net sales, to joint ventures	585,616	483,187
Total net sales	14,631,400	14,094,052

Cost of goods sold	9,805,084	9,461,137
Gross profit	4,826,316	4,632,915

JOINT VENTURE OPERATIONS:
Equity in income from joint ventures	1,293,990	2,004,162
Fees for services provided to joint ventures	1,358,325	1,428,435
Total joint venture operations	2,652,315	3,432,597

OPERATING EXPENSES:
Selling expenses	2,887,292	2,811,094
General and administrative expenses	2,049,687	2,495,797
Research and development expenses	961,641	872,157
Total operating expenses	5,898,620	6,179,048

OPERATING INCOME	1,580,011	1,886,464

INTEREST INCOME	49,038	12,787
INTEREST EXPENSE	(5,444)	(2,357)

INCOME BEFORE INCOME TAX EXPENSE	1,623,605	1,896,894

INCOME TAX EXPENSE	264,066	255,703

NET INCOME	1,359,539	1,641,191

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	146,989	144,132

NET INCOME ATTRIBUTABLE TO NTIC	$1,212,550	$1,497,059

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.13	$0.16
Diluted	$0.13	$0.16

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	9,095,607	9,084,350
Diluted	9,407,642	9,478,576

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.065	$0.060

*Share and per share data have been adjusted for all periods presented to reflect the two-for-one stock split effective June 28, 2019.

Investor and Media Contact:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600